Exhibit 99.1

Avnet Announces Offer to Acquire ABACUS GROUP PLC

Substantially strengthens IP&E business in EMEA

Phoenix, Arizona, October 10, 2008 — Avnet, Inc. (NYSE:AVT) announced today that it plans to acquire Abacus Group PLC (Abacus), through one of its wholly owned subsidiaries, in an all cash offer for £0.55 per share, which equates to an equity value of approximately £42.2 million ($73.0 million) and a transaction value of £105.1 million ($181.8 million) assuming a net debt position for Abacus of £62.9 million ($108.8 million) as of March 31 2008. Founded in 1972, Abacus, with sales of £287 million ($497 million) for its fiscal year ended September 2007, is a leading value-added distributor of electronic components serving customers in 10 countries across Europe. The transaction, which is subject to the completion of a tender offer and EU merger control clearance, is expected to close early in calendar 2009.

In compliance with the UK Takeover Code, Avnet has 28 days to mail to Abacus shareholders an offer document which sets out in full the terms and conditions of the offer. The Board of Abacus Group is recommending the offer and Avnet has already received irrevocable commitments to accept the offer from Abacus’ Directors and certain other shareholders representing over 30% of the issued shares. The transaction is expected to be immediately accretive and benefit Avnet’s next fiscal year earnings by approximately $0.10 to $0.15 per share, excluding integration charges.

Roy Vallee, Avnet’s chairman and chief executive officer, commented, “This acquisition of Abacus represents an excellent complement to our Electronics Marketing group in EMEA. With a respected management team, talented associates and a substantial number of new customers, Abacus provides Avnet with exciting growth opportunities in the region. Our financial strength affords us the opportunity to acquire excellent companies like Abacus despite current conditions in the credit markets. Using conservative business case assumptions, we believe that we will achieve our stated return on capital targets following the completion of the integration.”

Abacus has a portfolio of 180 supplier franchises covering semiconductor, interconnect, passive and electromechanical (IP&E) devices. In addition to electronic components distribution, Abacus Embedded Systems Group provides specialty distribution of displays, embedded computer and wireless communication products while its Alpha 3 segment offers electromechanical value-added sub-assembly services.

Harley Feldberg, president of Electronics Marketing, added, “One of Electronics Marketing’s key growth strategies has been to expand our IP&E business in all regions. The acquisition of Abacus represents an acceleration of that strategy in EMEA as it will double our IP&E sales and bring value added capabilities to our regional portfolio. And our global supply chain expertise will expand the value provided to the entire Abacus customer base. By combining the local capabilities and relationships of Abacus with the scale and global scope advantages that Avnet offers, we will enhance the efficiency of the combined operation while providing more value to our trading partners.”

By focusing on a strategy to provide highly personalized local service and strong technical support, Abacus has developed a large and diverse base of small to mid-size customers. With a team of field application engineers and product specialists deployed in 40 sales offices, Abacus provides design-in support to customers at every stage of product development. In 2007, component distribution, of which approximately two thirds was IP&E, represented 73% of revenue while embedded products and sub-assembly accounted for 27%.

Patrick Zammit, president of Electronics Marketing EMEA, stated, “We are very excited about having the Abacus team join our organization. Their relationships with a large number of customers will substantially expand our account base while the Embedded Products Group provides an excellent platform to accelerate our current embedded computing initiative. Once the integration is complete, Electronics Marketing EMEA will emerge with an industry leading portfolio of IP&E products and services which, when combined with significant cross-selling opportunities, will allow us to provide more value to customers and grow faster than the markets we serve.”

Banc of America Securities Limited acted as exclusive financial advisor and Allen & Overy LLP acted as legal counsel to Avnet in connection with this transaction.

Forward-looking statements
This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet
Avnet, Inc. (NYSE:AVT), a fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)

Directors’ Responsibilities

The Avnet Directors accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Avnet Directors (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

For more information, please contact:

Avnet Electronics Marketing EMEA
Georg Steinberger
Vice President, Communications
Tel.:+49 (0) 8121 774 203

Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel.: (480) 643-7053